Exhibit 99.2

To: Shareholders, Employees and Friends

May 3, 2006

Hudson Highland Group 2006 First Quarter Financial Results

Consolidated Results

Historically, the first quarter of the year is the slowest period in the recruitment industry due to several seasonal factors, including the New Year’s holiday and, of particular importance to the company, summer vacations in the southern hemisphere. The company’s reported results included lower revenue, virtually flat gross margin dollars and a small EBITDA loss for the period. These results were principally due to weaker than expected results in Hudson Americas, and currency impacts in Europe and Asia Pacific. Hudson Europe and Highland Partners helped offset these results by continuing to achieve better profitability while operations in Hudson Asia Pacific stabilized.

In the first quarter of 2006, consolidated revenue decreased by 2 percent while gross margin was virtually flat from the same period in 2005. On a constant currency basis, revenue increased 2 percent while gross margin increased 5 percent. Gross margin percentage was 37.2 percent, up from 36.3 percent in the first quarter of 2005, reflecting an increased mix of permanent recruitment business. Temporary contracting gross margin was up slightly to 17.5 percent from 17.4 percent in the first quarter last year. Consolidated EBITDA was a loss of $0.1 million compared with a profit of $1.8 million in the first quarter of 2005. Consolidated net income in the quarter was a loss of $5.9 million, compared to a loss of $5.2 million in the first quarter of 2005. First quarter 2006 results include depreciation and amortization of $4.5 million, interest expense of $0.4 million, provision for income taxes of $1.6 million and non-operating income of $0.8 million. Basic and diluted loss per share in the quarter was $0.24, compared to a net loss of $0.25 per basic and diluted share in the year-ago period.

In the first quarter, the company adopted SFAS 123R, the expensing of stock options, using the modified retrospective method, and has adjusted its 2005 financial statements accordingly.

Regional Review

Hudson Americas

Hudson Americas had a disappointing quarter, despite generally good economic conditions. Revenue was flat, while gross margin dollars decreased by 8 percent, a decline of $2.3 million in the first quarter of 2006 compared to the first quarter of 2005. Permanent recruitment revenue and gross margin increased more than 40 percent or $2.0 million in the quarter. However, temporary contracting revenue was down 1 percent and related gross margin dollars were down 17 percent or $3.8 million.

The decline in temporary gross margin dollars was principally due to operations within the IT and Financial Solutions practice groups, with Engineering, Aerospace and Defense recording a smaller decline. The gross margin decline in IT of $3.1 million was primarily attributable to a reduction in contractors on billing as well as a change in pricing at a high-margin IT Solutions account, and the exit from low-margin business in a number of accounts. In Financial Solutions, temporary gross margin dollars were down $0.7 million compared to prior year due to lower utilization rates. In Engineering, Aerospace and Defense, gross margin declined due to credits for non-allowable overtime for a government contract. The Legal practice group continued its growth trajectory with a revenue increase of 26 percent and a gross margin dollars gain of 10 percent, as increased competition affected gross margins. For these reasons, the Americas temporary contracting gross margin percentage fell to 17.4 percent in the first quarter of 2006 from 20.8 percent in the same period of the prior year.

As mentioned above, there was strong demand for permanent recruitment in the first quarter. Growth was strongest in Financial Solutions, IT, and Management Search, our middle management permanent recruitment group. All three of these practices recorded significant increases over prior year. Permanent recruitment represented approximately 26 percent of gross margin in Hudson Americas in the quarter.

As has been discussed in the past, the company continued to invest in the Americas business, and SG&A costs increased approximately $3 million in the first quarter. The principal factors were $2 million associated with Peoplesoft stabilization and back-office process reengineering, and $1 million in client and product development spending in the Financial Solutions practice.

As a result of the lower gross margin and higher costs, Hudson Americas reported a loss of $3.4 million in EBITDA in the quarter, versus a profit of $1.7 million in the first quarter of 2005.

To address the first quarter shortfall, Hudson Americas has already made several key personnel changes, and is focused on improving branch accountability and containing expenses.

Hudson Europe

Business conditions seemed to improve in the first quarter in Europe. Although GDP growth remains low in absolute terms (less than 2 percent), many economic and business confidence indices are signaling an economic revival.

While Hudson Europe revenue decreased 5 percent in the first quarter, gross margin increased 1 percent and EBITDA increased 75 percent. In constant currency, revenue grew 3 percent, gross margin increased 10 percent, and EBITDA increased 92 percent. The higher gross margin growth relative to revenue was a result of an improved temporary contracting margin, which rose to 18.6 percent in the first quarter of 2006 from 14.0 percent in the first quarter of 2005. This increase was due to higher gross margins from the Balance acquisition, completed in August of last year, and a continued strategic focus in the United Kingdom on exiting lower margin contracts and expanding the portion of its business in high margin sectors and practices. Improved trends in permanent recruitment in continental Europe also contributed to stronger results. European results included a significant gross margin decline in the Dutch reintegration business due to a change in the relevant laws governing this business.

Hudson Europe achieved $5.6 million in EBITDA in the first quarter compared to $3.2 million in the same quarter last year, continuing the strong trends from 2005. The group achieved an EBITDA of 4.8 percent of revenue compared to 2.6 percent in the first quarter last year. Key EBITDA contributors included the United Kingdom, Netherlands-based Balance, Belgium, France, and Spain.

Hudson Asia Pacific

While growth was stronger in Asia than in the rest of the region, economic conditions and sentiment in Australia improved somewhat during the first quarter, although conditions in New Zealand remained soft. Some of the hiring freezes noted last quarter are still in place, but others have lifted. In the interim, the company has worked diligently to offset those declines with new business.

Hudson Asia Pacific revenue declined 3 percent while gross margin grew by 2 percent in the first quarter of 2006. In constant currency, revenue increased 3 percent and gross margin increased 8 percent. Gross margin growth in the quarter was the result of increased permanent recruitment business in Asia and Australia/New Zealand, higher temporary contracting margins in Australia, and improved demand in talent management (formerly human capital solutions).

Hudson Asia Pacific earned $4.7 million in EBITDA, or 4.7 percent of revenue, compared to $6.7 million a year ago. Increased SG&A costs in the region were attributable to a higher number and increased ratio of sales consultants needed to deliver the increases in gross margin in current business conditions, as well as more normalized occupancy costs when compared to the first quarter of 2005. Prior period EBITDA included a credit related to the Australian head-office relocation. Excluding this credit, year-over-year results otherwise would have been largely flat.

The company remains cautiously optimistic regarding its outlook for the region, although management is encouraged by better constant currency trends in the first quarter. As expected, the economy continues to grow in the face of an ongoing labor shortage in the region.

Highland Partners

Results at Highland Partners showed continued strength in the quarter. Revenue increased 7 percent in constant currency in the first quarter, and EBITDA reached $1.3 million, up from $0.4 million in the year-ago period, due to stronger results in all three regions. Highland Partners achieved EBITDA equal to 8.1 percent of revenue in the first quarter of 2006.

Corporate

Corporate expenses were lower in the first quarter of 2006 when compared to prior year, on improved expense management and lower project costs.

Guidance

Given the current economic environment, the company expects 2006 EBITDA as a percent of revenue to be 2.5 to 3.5 percent, constant currency revenue growth of 1 to 5 percent and constant currency gross margin growth of 5 to 10 percent. This guidance is based on expectations of constant currency revenue growth of 5 to 10 percent for Hudson Americas, 0 to 5 percent for Hudson Europe and Highland Partners, and -5 to 5 percent in Hudson Asia Pacific. This guidance does not reflect the impact of any acquisitions or divestitures that the company may consider in the future.

Beginning in the first quarter of 2006, the company recorded compensation expense related to outstanding employee stock options in accordance with FAS 123R. Based on current information, the company anticipates this expense to be $5.3 million for 2006. Corresponding costs in 2005 were $4.5 million. Note that the company’s 2005 financial statements have been adjusted for the adoption of SFAS 123R using the modified retrospective method.

Safe Harbor Statement

This press release contains statements that the company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including those under the caption “Guidance” and other statements regarding the company’s future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe” and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors include, but are not limited to, the impact of global economic fluctuations on temporary contracting operations; the cyclical nature of the company’s executive search and mid-market professional staffing businesses; the company’s ability to manage its growth; risks associated with expansion; risks and financial impact associated with disposition of non-strategic assets; the company’s reliance on information systems and technology; competition; fluctuations in operating results; risks relating to foreign operations, including foreign currency fluctuations; dependence on highly skilled professionals and key management personnel; the impact of employees departing with existing executive search clients; risks maintaining professional reputation and brand name; restrictions imposed by blocking arrangements; exposure to employment-related claims, and limits on insurance coverage related thereto; government regulations; and restrictions on the company’s operating flexibility due to the terms of its credit facility. Additional information concerning these and other factors is contained in the company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release. The company assumes no obligation, and expressly disclaims any obligation, to review or confirm analysts’ expectations or estimates or to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Financial Tables Follow

HUDSON HIGHLAND GROUP, INC.

SEGMENT ANALYSIS

(in thousands)

(unaudited)

For the Three Months Ended March 31, 2006	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Highland Partners	Corporate	Total
Revenue	$112,248	$116,141	$100,538	$15,774	$—	$344,701

Gross margin	$25,322	$50,965	$36,861	$14,942	$—	$128,090

Adjusted EBITDA (1)	$(3,377)	$5,550	$4,732	$1,288	$(8,297)	$(104)

Business reorganization expenses	—	—	—	3	—	3
Merger and integration expenses	—	—	—	—	—	—

EBITDA (1)	(3,377)	5,550	4,732	1,285	(8,297)	(107)

Depreciation and amortization	1,506	1,739	775	323	165	4,508

Operating income (loss)	$(4,883)	$3,811	$3,957	$962	$(8,462)	$(4,615)

For the Three Months Ended March 31, 2005 (2)	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Highland Partners	Corporate	Total
Revenue	$112,105	$122,399	$103,501	$14,864	$—	$352,869

Gross margin	$27,574	$50,451	$36,116	$14,066	$—	$128,207

Adjusted EBITDA (1)	$2,271	$3,101	$6,696	$376	$(10,150)	$2,294

Business reorganization expenses (recoveries)	608	(79)	—	—	—	529

Merger and integration (recoveries)	(43)	—	—	—	—	(43)

EBITDA (1)	1,706	3,180	6,696	376	(10,150)	1,808

Depreciation and amortization	976	978	2,417	354	132	4,857

Operating income (loss)	$730	$2,202	$4,279	$22	$(10,282)	$(3,049)

(1)	Non-GAAP earnings before interest, income taxes, special charges, other non-operating expense, and depreciation and amortization (“Adjusted EBITDA”) and non-GAAP earnings before interest, income taxes, other non-operating expense, and depreciation and amortization (“EBITDA”) are presented to provide additional information about the company’s operations on a basis consistent with the measures which the company uses to manage its operations and evaluate its performance. Management also uses these measurements to evaluate capital needs and working capital requirements. Adjusted EBITDA and EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the company’s profitability or liquidity. Furthermore, adjusted EBITDA and EBITDA as presented above may not be comparable with similarly titled measures reported by other companies.
(2)	Note 2005 financial statements have been adjusted for the Company’s adoption of SFAS 123R using the modified retrospective method.

HUDSON HIGHLAND GROUP, INC.

RECONCILIATION FOR CONSTANT CURRENCY

(in thousands)

(unaudited)

The company defines the term “constant currency” to mean that financial data for a period are translated into U.S. Dollars using the same foreign currency exchange rates that were used to translate financial data for the previously reported period. Changes in revenues, direct costs, gross margin and selling, general and administrative expenses include the effect of changes in foreign currency exchange rates. Variance analysis usually describes period-to-period variances that are calculated using constant currency as a percentage. The company’s management reviews and analyzes business results in constant currency and believes these results better represent the company’s underlying business trends.

The company believes that these calculations are a useful measure, indicating the actual change in operations. Earnings from subsidiaries are rarely repatriated to the United States, and there are no significant gains or losses on foreign currency transactions between subsidiaries. Therefore, changes in foreign currency exchange rates generally impact only reported earnings and not the company’s economic condition.

	Quarter Ended March 31,
	2006			2005
	As reported	Currency Translation	Constant Currency	As reported
Revenue:
Hudson Americas	$112,248	$(54)	$112,194	$112,105
Hudson Europe	116,141	9,699	125,840	122,399
Hudson Asia Pacific	100,538	5,737	106,275	103,501
Highland	15,774	165	15,939	14,864

Total	344,701	15,547	360,248	352,869

Direct costs:
Hudson Americas	86,926	(5)	86,921	84,531
Hudson Europe	65,176	5,347	70,523	71,948
Hudson Asia Pacific	63,677	3,678	67,355	67,385
Highland	832	2	834	798

Total	216,611	9,022	225,633	224,662

Gross margin:
Hudson Americas	25,322	(49)	25,273	27,574
Hudson Europe	50,965	4,352	55,317	50,451
Hudson Asia Pacific	36,861	2,059	38,920	36,116
Highland	14,942	163	15,105	14,066

Total	$128,090	$6,525	$134,615	$128,207

Selling, general and administrative (a):
Hudson Americas	$30,205	$(157)	$30,048	$26,279
Hudson Europe	47,154	3,982	51,136	48,328
Hudson Asia Pacific	32,904	1,672	34,576	31,837
Highland	13,977	264	14,241	14,044
Corporate	8,462	—	8,462	10,282

Total	$132,702	$5,761	$138,463	$130,770

(a)	Selling, general and administrative expenses include the Condensed Consolidated Statements of Operations’ captions: selling, general and administrative and depreciation and amortization.